Exhibit 10.14

Micromedic Technologies Ltd.

Options Agreement

Made and executed in Ramat Gan on the 20th of March, 2012

Between

Micromedic Technologies Ltd.

3 Hayetzira Street, Ramat Gan

Company Incorporated in Israel

(the “Company”)

Of the first part;

And

Makov Associates Ltd., Company No. 51-415390-7 (the “Makov Company” or

the “Offeree”)

By Mr. Israel Makov, bearer of I.D. no 005030200 (“Makov”)

20 Hanarkis Street, Karmei Yossef

Of the second part;

Whereas:	On March 20, 2012, the Company’s board of directors resolved, after receiving the approval of the audit committee dated February 14, 2012, to compensate the Offeree and grant him non-marketable options in the amount and price set forth in Appendix B to this Agreement (the “Options”), which are exercisable into ordinary shares par value NIS 1 each of the Company (the “Exercise Shares”), all under the option plan of the Company for 2010 (the “Option Plan”); and

Whereas:	The Offeree agrees that the Company will allocate the Options for him, all in accordance with the terms and provisions of the Plan and this Agreement;

Therefore, it is stipulated and agreed by the parties as follows:

1.	Preamble

1.1.	The Preamble to this Agreement and its appendices constitute an integral part hereof.

1.2.	It is hereby clarified that all of the terms defined in the Plan are valid in this Agreement as well, unless defined otherwise in the body of the Agreement.

2.	Allocation of Options

2.1.	In accordance with the terms of the Option Plan, the Company hereby allocates to the Offeree a number of Options as set forth in Appendix B to this Agreement. Each Option is exercisable into one ordinary share of the Company par value NIS 1, subject to payment of the exercise price set forth in Appendix B and subject to all of the terms set forth in the Option Plan and this Agreement.

2.2.	The Offeree is aware that the Company intends to grant shares and/or additional options, from time to time, to various entities and to individuals, at its sole discretion.

2.3.	The Options under this Agreement are granted to the Offeree for the services of Makov as chairman of the Company’s board of directors.

2.4.	The allocation of Options is subject to approval of the Tel Aviv Stock Exchange Ltd. to listing the shares that arise from the exercise for trade.

3.	Duration of the Option

3.1.	Subject to the terms of the Plan and notwithstanding the durations set forth in subsection 10.4, 10.5(1) and 10.5(2) of the Option Plan, the Options may be exercised into shares subject to the purchase dates listed in Appendix B of this Agreement, as of the grant date of the Options and until the expiration date of the Options, as set forth in Appendix B, unless the Options or part thereof have expired before the end of the aforesaid duration under the terms of the Option Plan (other than as stated above) and this Agreement.

3.2.	The Options are exercisable into full shares only, and fragments of shares cannot be purchased in any event. In the event in which fragments of shares are received as a result of the exercise of Options, the share fragments will be rounded upward or downward to the nearest full number.

4.	Purchase Dates; Exercise Term

Options are exercisable by the Offeree in full at any time, or in part, from time to time, subject to the purchase dates listed in Appendix B of this Agreement, as of the date of entitlement of the Options and before the expiration date occurs, provided that in each exercise of Options, the Offeree exercises at least 10% of the total Options allocated to him. Notwithstanding the above, the Offeree may exercise less than 10% of the total Options allocated to him, if the balance of the Options remaining in the Offeree’s possession is less than 10% of the total Options allocated to him.

Any Options that were granted to the Offeree and are not exercised into shares will expire and will not be exercisable on the expiration date of the Options, as defined in Section 2.19 of the Option Plan and subject to Appendix B of this Agreement.

5.	Conditions for Offeree’s Entitlement to Exercise the Options

5.1.	The Options will be exercisable in the manner and under the terms set forth in Section 10.1 of the Option Plan.

5.2.	In order to enable the Company to issue shares following exercise of the Options, the Offeree hereby agrees to sign any document that will be required and reasonably required under any law and/or under the Company’s articles of association.

5.3.	The Company will not be required to allocate shares following exercise of the Options in the event that the allocation, according to the Company’s perception, may cause the Company to violate the provisions of the law.

6.	Restrictions to the Transfer of Options and/or Shares

6.1.	The transfer of Options will be subject to the restrictions set forth in the Option Plan and the Company’s articles of association.

6.2.	The Offeree will not sell or transfer any share in a transaction that would violate a law, regulations or rules. The sale of the shares issued following exercise of the Options will be performed by the Offeree in accordance with the instructions of the Company, the provisions of the Securities Law, 5728-1968, the regulations and rules allocated thereunder, and in accordance with the guidelines of the Tel Aviv Stock Exchange.

7.	Taxation; Indemnification

7.1.	The Offeree alone will bear any tax liability for granting and exercising Options, payment for shares under the exercise of Options or for any other action under this Agreement (of the Company and/or affiliated companies and/or the trustee and/or Offeree). The Company and/or affiliated companies and/or the trustee will withhold under any law, regulations and rules any taxes, including withholding tax at source. The Offeree hereby agrees to indemnify the Company and/or affiliated companies and/or the trustee, and to exempt them of any liability with respect to payment of taxes as stated, interest and fines, and from any other payment, including for charges that originate in the need to withhold tax or an omission from withholding tax, from any payment transferred to the Offeree. Notwithstanding the above, the Offeree will not be required to indemnify, as stated above, in the case in which the tax liability, interest or fines arise from an action or inaction of the Company and/or affiliated companies and/or the trustee that was done in contravention to this Agreement, trust document between the Company and trustee, statute, regulations, rules or another law.

7.2.	The Offeree will not be entitled to receive from the Company shares that have been allocated following exercise of Options before payment of the entire tax about required by the Offeree for granting the Options or the allocation of the shares following exercise of the Options. For the avoidance of doubt, the Company and/or trustee will not be required to transfer to the Offeree a share certificate until payment of the entire tax amount required by the Offeree.

7.3.	There may be tax implications to granting the Options and the allocation of the shares following exercise of the Options. It is hereby recommended that the Offeree consult with a tax advisor with respect to the tax implications arising from granting the Options, their exercise and the sale or transfer of the shares.

7.4.	Section 3(i) – the offer of the Options to the Offeree is in accordance with Section 3(i) of the Income Tax Ordinance.

8.	Miscellaneous

8.1.	No obligation to exercise options

Receipt of the options under this Agreement does not require the Offeree to exercise the Options.

8.2.	Confidentiality

The Offeree will refer to this Agreement and all of its appendices for as long as it is not disclosed to the public by the Company, as confidential material, and will not disclose its content to any person other than to the extent required under law or in order to receive a legal, tax or other opinion.

8.3.	Continued employment or provision of services

No provision of this Agreement and the Option Plan should be interpreted as an undertaking and/or consent on the part of the Company and/or affiliate for the continuation of service of Makov as an officer of the Company or employ the Offeree or limit the right of the Company and/or an affiliated company to terminate the service of Makov in the Company or the employment of the Offeree or its engagement with the Offeree at any time, at its sole discretion and in accordance with the law.

8.4.	Full agreement

Subject to the terms of the Plan, this Agreement, including its appendices, constitutes the full agreement between the Company and the Offeree with respect to the Options granted through this Agreement, and prevails over any previous agreement, arrangement and/or understanding, whether written or oral, between the Offeree and the Company with respect to the matters included in the Plan.

8.5.	Non-enforcement is not a waiver

The failure of a party to this Agreement to enforce any of the terms of this Option Agreement or the Plan will not be considered a waiver of this terms or any other term.

8.6.	Terms of the Plan

The Options under this Agreement were granted subject to the Plan, and are subject, in all respects, to the terms of the Plan. Any interpretation given to this Agreement will be given in accordance with the terms of the Plan; however, in the case of a conflict between the provisions of this Option Agreement and the provisions of the Plan, the provisions of this Option Agreement will prevail.

8.7.	Binding effect

The Plan and this Option Agreement will be binding vis-à-vis heirs, will executors, estate managers and the survivors of the parties to the Agreement.

8.8.	Notices

Any notice under this Agreement or the Plan will be provided in writing and delivered via mail, email, facsimile, with delivery confirmation. The Offeree shall inform the Company in writing of any change to his address, and the Company will inform the Offeree of a change to its address by sending a notice to the address listed above.

The Offeree declares that he is not party to an agreement relating to the purchase or sale of securities of the Company, or relating to the voting rights for securities of the Company.

The Offeree hereby declares that he has read the Plan and this Agreement and agrees to all of their terms, limitations and any term of the Options allocated to him under this Agreement. The Offeree undertakes to inform the Company of a change to his address as stated above.

In witness whereof, the parties affix their signatures:

Makov Company	Micromedic Technologies Ltd.

Attached:

Appendix A: Option Plan for 2010 of Micromedic Technologies Ltd.

Appendix B: Terms of the Option.

Appendix B

Terms of the Option

Name of the Offeree:	Makov Company
Grant Date as defined in the Services Agreement dated March 20, 2012 (the “Grant Date”:	May 1, 2012
Type of Options granted:	☒ Option 3(i) ☐ Option in capital gains track
Number of ordinary shares subject to the option	632,316
Exercise price	NIS 3.25
Purchase terms:	The Options will vest during a period of 36 months as of March 20, 2012, the date on which the Company’s board of directors approved the allocation of the Options to the Offeree (the “Effective Date”), such that in each quarter (3 months) as of the Effective Date, the Offeree may exercise 1/12 of the total quantity of Options, provided that on the exercise date of the Options, Mr. Makov serves as chairman of the Company’s board of directors.
Expiration date of the Options:	Options that vest may be exercised by the earlier of: (1) six years from the Grant Date; or (2) after 12 months transpire from the conclusion of service of Mr. Makov as chairman of the Company’s board of directors for any reason.

[Stamp: Makov Associations Ltd. 514153907] [Signature]	[Signature]
Makov Company	Micromedic Technologies Ltd.